Exhibit 4-4(f)

AMENDMENT NO. 5

TO THE

FIRSTENERGY CORP. SAVINGS PLAN

AMENDED AND RESTATED AS OF JANUARY 1, 2017

This Amendment No. 5 to the FIRSTENERGY CORP. SAVINGS PLAN is made on the 8th day of December, 2020, by FirstEnergy Corp. (hereinafter referred to as the “Company”).

WITNESSETH:

WHEREAS, the Company sponsors the FirstEnergy Corp. Savings Plan (hereinafter referred to as the “Plan”); and

WHEREAS, the Plan was restated effective January 1, 2017; and

WHEREAS, the Company desires to amend provisions of the Plan to reflect (i) changes to the Required Beginning Date under the Setting Every Community Up for Retirement Enhancement (SECURE Act), (ii) Coronavirus-Related Distributions under the Coronavirus Aid, Relief, and Economic Security Act (CARES Act), and (iii) suspension of loan payments under the CARES Act.

NOW, THEREFORE, effective as set forth below and pursuant to Section 18.1 of the Plan, the Plan is hereby amended as follows:

1. Effective January 1, 2020, the Plan is hereby amended by the addition of a new Section 2.19A immediately following Section 2.19 to read as follows:

“2.19A ‘Coronavirus-Affected Participant’ means a participant that meets one of the following requirements:

(a)	who is diagnosed with SARS-CoV-2 or coronavirus disease 2019 (COVID-19) by a test approved by the Centers for Disease Control and Prevention;

(b)	whose spouse or dependent (as defined in Section 152 of the Code) is diagnosed with the virus or disease; or

(c)

who experiences, or whose spouse or household member experiences, any of the following adverse financial consequences due to the virus or disease: being quarantined, furloughed, laid off, or having work hours reduced; being unable to work due to lack of childcare; or the closing or reduction of hours of a business that the individual owns or operates; or having a job offer rescinded or a start date for a job delayed.”

2. Effective January 1, 2020, the Plan is hereby amended by the addition of a new Section 11.7 immediately following Section 11.6 to read as follows:

“11.7 Coronavirus-Related Distributions. Coronavirus-Affected Participants may designate all or a portion of a qualifying distribution as a Coronavirus-Related Distribution.

(a)

For purposes of this Section 11.7, a “Coronavirus-Related Distribution” means any distribution made from January 1, 2020 to December 30, 2020, to a Coronavirus-Affected Participant, to the extent that such distribution, when aggregated with all other Coronavirus-Related Distributions to the Coronavirus-Affected Participant (including the aggregate amount of such distributions from all plans maintained by the Company and any member of any controlled group which includes the Company), does not exceed $100,000. A Coronavirus-Related Distribution must be made in accordance with the distribution provisions of the Plan, except that a Coronavirus-Related Distribution shall be deemed to be made after the occurrence of any distributable events otherwise applicable under Code Section 401(k)(2)(B)(i) and the requirements of Code Sections 401(a)(31), 402(f), and 3405 shall not apply.

(b)

Repayment of Coronavirus-Related Distributions. A Participant who received a Coronavirus-Related Distribution may repay to the Plan in one or more contributions, provided such Coronavirus-Related Distribution is eligible for tax-free rollover treatment. Any such re-contribution:

(i)	Will be treated as having been made in a direct rollover to the Plan;

(ii)	Must be made during the three-year period beginning on the day after the date on which such distribution was received;

(iii)	If made in three payments, must be made ratable over a three-year period, starting in the year in which the Coronavirus-Related Distribution was received; and

(iv)	Cannot exceed the amount of such distribution.”

3. Effective January 1, 2020, Section 13.1 of the Plan is hereby amended by the addition of a new subsection (g) to read as follows:

“(g)

Notwithstanding the above, a Coronavirus-Affected Participant may request that any loan repayments that are due during the period beginning on March 27, 2020 and ending not later than December 31, 2020 (for purposes of this subsection (b), the “eligible repayment period”) be suspended, provided that such suspension period shall not last beyond one year (for purposes of this subsection (b), the “suspension period”). The loan repayments shall resume with the first payroll period beginning after the end of the suspension period, and the term of the loan will be extended by the duration of the suspension period. Interest accruing during the suspension period will be added to the remaining principal of the loan. The loan shall be reamortized in substantially equal installments over the remaining period of the loan, as adjusted in accordance with the preceding sentence. A Coronavirus-Affected Participant who requests a suspension of loan payments pursuant to this subsection shall complete such certification as to his status as a Coronavirus-Affected Participant as may be required by the Plan Administrator”

4. Effective January 1, 2020, Subsection 12.8(a) the Plan is hereby amended by the addition of a new sentence at the end thereof to read as follows:

“Notwithstanding anything in this Section to the contrary, any benefit paid to a Beneficiary or Designated Beneficiary upon the death of a Participant shall be paid in accordance with Section 401(a)(9)(H) of the Code, as added by the Setting Every Community Up for Retirement Enhancement Act, to the extent such Section 401(a)(9) is applicable.”

5. Effective January 1, 2020, subparagraph 12.8(e)(v) of the Trust and Plan is hereby amended to read as follows:

“(v)	Required Beginning Date. The Required Beginning Date is the date specified in subparagraph (A) or (B) below:

(A)

with respect to a Member who is a 5-percent (5%) owner, as defined in section 416(i) of the Code, no later than the April 1 of the calendar year following the calendar year in which such Member attains age seventy-two (72) (age seventy and one-half (70 1⁄2) in the case of a Member who reached age 70 1⁄2 before January 1, 2020) ; and

(B)

with respect to a Member who is not a 5-percent (5%) owner, as defined in Section 416(i) of the Code, the April 1 following the end of the calendar year in which such Member attains age seventy-two (72) (age seventy and one-half (70-1/2) in the case of a Member who reached age (70 1⁄2) before January 1, 2020) or retires, whichever is later.”

6. Effective January 1, 2020, Section 7.3-A of Supplement A is hereby amended by the renumber current subsection (e) as (f) and current subsection (f) as (g) and the addition of a new subsection (e) to read as follows:

(e) Coronavirus-Related Distributions. A Coronavirus-Affected Participant may request a Coronavirus-Related Distribution and such distribution shall be made in accordance with Section 11.7, subject to Section 7.5-A.

7. Effective January 1, 2020, Section 7.3-B of Supplement B is hereby amended by renumbering current subsection (e) as (f) and renumbering current subsection (f) as (g) and the addition of a new subsection (e) to read as follows:

(e) Coronavirus-Related Distributions. A Coronavirus-Affected Participant may request a Coronavirus-Related Distribution and such distribution shall be made in accordance with Section 11.7, subject to Section 7.5-B.

IN WITNESS WHEREOF, FirstEnergy Corp., by its appropriate duly authorized officer, has caused this Amendment No. 5 to the FirstEnergy Savings Plan to be executed on the date stated above.

FIRSTENERGY CORP.
By:
Title: SVP and CFO